HomeStreet Announces Completion of the
Purchase of Southern California Branches

SEATTLE –February 13, 2023 – HomeStreet, Inc. (Nasdaq: HMST) (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”), announced the completion of the purchase of three former MUFG Union Bank, N.A. branches in Southern California.

“We are excited to welcome the employees and customers of these branches to HomeStreet Bank,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “The addition of these three branches now brings HomeStreet’s total number of branches in Southern California to 20, including four in San Bernardino County. Additionally, this acquisition will increase our customer base by approximately 24,000 accounts. We have an outstanding record of customer service and community involvement, and we look forward to having a positive impact on the new customers and communities we will be serving.”

The acquisition included deposits, customer relationships, related loans, owned real estate and fixed assets associated with the branches. We also retained the employees of the branches. As part of the purchase agreement, HomeStreet assumed approximately $400 million in deposits and purchased $22 million in loans.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Executive Vice President and Chief Financial Officer:
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

or

Media Relations:
Misty Ford, (206) 876-5506
misty.ford@homestreet.com